exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Amarantus Bioscience Holdings, Inc. on Forms S-8 (File Nos. 333-178113, 333-178222, 333-186995, 333-193435, 333-200987, 333-200988) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 3, 2015 with respect to our audit of the consolidated financial statements of Amarantus Bioscience Holdings, Inc. as of December 31, 2014 and 2013 and for each of the years ended December 31, 2014 and 2013, which report is included in this Annual Report on Form 10-K of Amarantus Bioscience Holdings, Inc. for the year ended December 31, 2014.

/s/ Marcum llp

New York, NY

April 3, 2015